UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2009

PRIME GROUP REALTY TRUST
 (Exact name of registrant as specified in its charter)

MARYLAND	1-13589	36-4173047
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 West Wacker Drive, Suite 3900, Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 917-1300

NOT APPLICABLE
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02: Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On February 17, 2009, Prime Group Realty Trust (the “Company”) issued a press release disclosing that in response to comments by the Staff of the United States Securities and Exchange Commission (the “SEC”) in connection with their review of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on July 23, 2008, the Company’s management, after consultation with its independent accountants, determined that a $4.2 million tax indemnification payment made in January 2006 was incorrectly recorded in the Company’s consolidated financial statements. Accordingly, the previously filed consolidated financial statements for the fiscal years ended December 31, 2006 and December 31, 2007 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the interim reports for the periods ending March 31, 2008 and June 30, 2008 included in the Company’s Quarterly Reports on Form 10-Q, should no longer be relied upon because of the restatement of certain items in the consolidated financial statements as described below.

The tax indemnification payment was previously capitalized as building improvements as a purchase price allocation under Statement of Financial Accounting Standards No. 141 “Business Combinations.” As a result of the review by the SEC, it was determined by management, after consultation with its independent accountants, that the Company should have accounted for the payment as a charge to operations. Accordingly, the Company will restate its financial statements and other financial information for the years ended December 31, 2006 and 2007, and for the quarterly periods ended March 31, 2008 and June 30, 2008.

The effect of the change in accounting with respect to the tax indemnification payment will be as follows:

•	In the 2006 consolidated financial statements, total assets, as previously reported, will decrease by approximately $4.1 million, loss from continuing operations before minority interests, as previously reported, will increase by $4.1 million, and shareholders equity as well as net income will decrease by $36,000. Net cash provided by operating activities, as previously reported, will decrease by $4.2 million and net cash provided by investing activities, as previously reported, will increase by $4.2 million.

•	In the 2007 consolidated balance sheet, total assets and shareholders equity, as previously reported, will decrease by approximately $4.0 million.

•	In the first and second quarter 2008 consolidated balance sheets, total assets, as previously reported, will decrease by approximately $3.9 million.

When taken together with the restatements previously disclosed by the Company in the Form 8-K filed with the SEC on August 21, 2008, the effect of the changes will be as follows:

•	In the 2006 consolidated financial statements as of December 31, 2006, total assets will decrease from approximately $654.1 million to approximately $650.0 million, minority interest – operating partnership will decrease from approximately $24.8 million to approximately $20.8 million, shareholders equity will be unchanged at approximately $104.4 million and net income will be unchanged at approximately $8.6 million. Net cash provided by operating activities will decrease from approximately $4.8 million to approximately $0.6 million and net cash provided by investing activities will increase from approximately $66.4 million to approximately $70.6 million.

•	In the 2007 consolidated financial statements as of December 31, 2007, total assets will decrease from approximately $675.9 million to approximately $671.9 million, minority interest – operating partnership will decrease from approximately $65.0 million to $0, shareholders equity (deficit) will increase from approximately ($24.7) million to approximately $36.4 million and net loss will increase from approximately $44.8 million to approximately $59.0 million.

•	In the first quarter 2008 consolidated financial statements as of March 31, 2008, total assets will decrease from approximately $567.1 million to approximately $563.1 million, minority interest – operating partnership will decrease from approximately $98.3 million to approximately $13.7 million, shareholders equity will decrease from a deficit of approximately $90.1 million to a deficit of approximately $9.5 million and net loss will decrease from approximately $60.2 million to approximately $46.0 million.

•	In the second quarter 2008 consolidated financial statements as of June 30, 2008, total assets will decrease from approximately $540.4 million to approximately $536.5 million, minority interest – operating partnership will decrease from approximately $89.6 million to $0, shareholders equity (deficit) will increase from approximately ($81.4) million to approximately $4.3 million and net loss will increase from $5.6 million to approximately $13.1 million.

The Company intends to promptly file amendments to its periodic reports described above that have previously been filed with the Securities and Exchange Commission to reflect the restatements described in this Item 4.02 and in the August 21, 2008 Form 8-K referred to above. The Company expects such amendments to be filed within the next several weeks.

The management of the Company has discussed the matters disclosed in this item with the Company’s independent registered public accounting firm, Grant Thornton, LLP.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
No.	Description
99.1	Press Release of Prime Group Realty Trust dated February 17, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME GROUP REALTY TRUST
	By:	/s/ Jeffrey A. Patterson

Jeffrey A. Patterson
Dated: February 17, 2009		President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press Release of Prime Group Realty Trust dated February 17, 2009